mBeach Software Inc. to acquire a controlling interest in IRIS Marketing Ltd.

Tel Aviv, Dec 14, 2011. mBeach Software Inc. (“MBHS”) (MBHS.PK), the holding company for Skin Cancer Scanning Ltd. (SCS) announced today that on Dec. 13, 2011 it entered into a binding Memorandum of Understanding (MOU) to acquire 51% of IRIS Marketing Ltd., an Israeli company, that has developed global markets  in Central Africa and India. The de facto merger of IRIS Marketing with mBeach , when concluded, will diversify mBeach line of activities to R&D and ongoing commercial marketing. These two lines of activities will create stable ongoing revenue which will counteract the R&D high risk and high potential which characterizes all development programs, thereby growing the share and company value and at the same time providing more security and comfort for mBeach shareholders in their investment.

Under the MOU, MBHS will acquire 51% of IRIS, partly by investing no less than $2.8 million in IRIS and partly by issuing new MBHS shares to IRIS shareholders in exchange for a portion of their shares in IRIS. The MOU is contingent upon funding, limited in time and is subject to a definitive agreement.

MBHS's CEO, Mr. Joseph Biderman, Col (ret.) stated, "We feel that the acquisition of a controlling interest in IRIS will greatly increase shareholder value. We believe that IRIS , as a conservative standard well managed trading company, with strong potential to succeed in global markets, based on mBeach public exposure, will place mBeach on a more solid financial base. We expect the merger to bring together complementary visions about innovation, market growth and further diversification of mBeach activities."

About SCS

Skin Cancer Scanning Ltd. (SCS) is a medical device company pioneering the development and commercialization of a revolutionary and proprietary imaging system for the early detection and diagnosis of skin cancer.

Our product, SkinScan 650, is a non-invasive, point-of-care (in the doctor’s office) system to detect and identify different kinds of skin nevi, tumors, lesions and cancers. SkinScan 650 enables physicians to diagnose skin cancer at an earlier, more curable stage. This will reduce the number of biopsies, lower treatment costs, and improve quality of life.

For more information on SCS, visit www.scs-med.com.

About IRIS

IRIS Ltd. , is an Israeli company, operating in developed global markets  in Central Africa and India and is marketing and distributing products in communication fields, electronic equipment , infrastructure  and textile components .

Forward Looking Statements

This release contains forward-looking statements, including, but not limited to, statements regarding the future commercialization of SCS’ products, the market demand for these products and the proprietary protections SCS will obtain with regard to the technology, the expected market growth of IRIS ,all of which statements are subject to market risks, and the possibility that the Company will not be able to obtain patent protection or obtain sufficient customer demand ,or procure the needed finances. These statements are made based upon current expectations and actual results may differ from those projected due to a number of risks and uncertainties.

For more information contact:

Mr. Joseph Biderman, CEO

Email:  ybiderman@scs-med.com